Exhibit 99.1

NEWS RELEASE

Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Adds Melendy Lovett to its Board of Directors

DALLAS – March 8, 2012 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of Melendy Lovett to its Board of Directors, effective immediately. The Board’s action expands Trinity’s Board of Directors from 11 to 12 members.

“We are very pleased that Melendy Lovett has joined our Board,” said Timothy R. Wallace, Trinity’s Chairman, President and Chief Executive Officer. “Her broad experience in a variety of senior executive roles at Texas Instruments will be an asset to Trinity.”

Mrs. Lovett serves as senior vice president of Texas Instruments Incorporated (“TI”) and president of the company’s worldwide Education Technology business. Previously, Lovett was a vice president in the company’s human resources organization, where she was responsible for TI’s worldwide compensation and benefits programs.

Prior to joining TI, she was a senior manager with consulting firm Coopers & Lybrand. In that capacity, she counseled business leaders in areas such as manufacturing, distribution, communications and publishing.

In addition to her TI duties, Lovett has established and leads an initiative of TI women who are working to improve math and science education for girls in elementary through high school.

Lovett holds a bachelor’s degree in management from Texas A&M University, and a master’s degree in accounting from the University of Texas-Dallas. She is also a Certified Public Accountant.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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